UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

GENERAL MOTORS COMPANY

(Name of the Registrant as Specified in its Charter)

MAEVA CAPITAL PARTNERS LLC

HARRY J. WILSON

APPALOOSA INVESTMENT LIMITED PARTNERSHIP I

PALOMINO FUND LTD.

THOROUGHBRED FUND L.P.

THOROUGHBRED MASTER LTD.

APPALOOSA MANAGEMENT L.P.

APPALOOSA PARTNERS INC.

DAVID A. TEPPER

HAYMAN CAPITAL MASTER FUND, L.P.

HAYMAN DIALOGO LLC

HAYMAN CAPITAL MANAGEMENT, L.P.

HAYMAN INVESTMENTS, L.L.C.

J. KYLE BASS

HG VORA SPECIAL OPPORTUNITIES MASTER FUND, LTD.

HG VORA CAPITAL MANAGEMENT, LLC

PARAG VORA

TACONIC MASTER FUND 1.5 L.P.

TACONIC OPPORTUNITY MASTER FUND L.P.

TACONIC CAPITAL PARTNERS LLC

TACONIC ASSOCIATES LLC

TACONIC CAPITAL ADVISORS L.P.

TACONIC CAPITAL ADVISORS UK LLP

TACONIC CAPITAL ADVISORS (HONG KONG) LIMITED

FRANK P. BROSENS

TACONIC OVERDRIVE FUND L.P.

TACONIC SIDECAR GP LLC

ENTRUST PARTNERS LLC

ENTRUST PARTNERS OFFSHORE LP

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

This filing contains transcripts of segments of “Squawk Box” and “Squawk on the Street” that aired on CNBC on March 2, 2015.

Important Information

In connection with their intended proxy solicitation, the Participants (as defined below) intend to file a proxy statement with the Securities and Exchange Commission (the “SEC”) to solicit stockholders of General Motors Company (the “Company”). The Participants will furnish the definitive proxy statement to the stockholders of the Company, together with a WHITE proxy card. THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. SUCH PROXY STATEMENT, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons are anticipated to be, or may be deemed to be, participants in any such proxy solicitation (the “Participants”): MAEVA Capital Partners LLC (“MAEVA CP”); Harry J. Wilson; Appaloosa Investment Limited Partnership I; Palomino Fund Ltd.; Thoroughbred Fund L.P.; Thoroughbred Master Ltd.; Appaloosa Management L.P.; Appaloosa Partners Inc.; David A. Tepper; Hayman Capital Master Fund, L.P.; Hayman Dialogo LLC; Hayman Capital Management, L.P.; Hayman Investments, L.L.C.; J. Kyle Bass; HG Vora Special Opportunities Master Fund, Ltd.; HG Vora Capital Management, LLC; Parag Vora; Taconic Master Fund 1.5 L.P.; Taconic Opportunity Master Fund L.P.; Taconic Capital Partners LLC; Taconic Associates LLC; Taconic Capital Advisors L.P.; Taconic Capital Advisors UK LLP; Taconic Capital Advisors (Hong Kong) Limited; Frank P. Brosens; Taconic Overdrive Fund L.P.; Taconic Sidecar GP LLC; EnTrust Partners LLC and EnTrust Partners Offshore LP. Certain of these persons hold direct or indirect interests in or relating to the Company as of February 26, 2015 as set forth in Exhibit 1 attached hereto and incorporated herein by reference. MAEVA CP has entered into binding agreements dated February 9, 2015 or February 18, 2015 (the “Agreements”) with each of the following (the “Investors”): Appaloosa Management L.P.; Hayman Capital Management, L.P.; HG Vora Capital Management, LLC; and Taconic Capital Advisors L.P. and Taconic Overdrive Fund L.P. Pursuant to the Agreements, the principal of MAEVA CP, Harry J. Wilson, nominated himself for representation on the Board of Directors (the “Board”) of the Company. Pursuant to the Agreements, (i) the Investors will pay to MAEVA CP a fee equal to 0.25% per annum on certain shares of Company common stock and/or derivative instruments related to Company common stock (the “Company Securities”) held by each Investor, subject to certain conditions; (ii) the Investors will also pay to MAEVA CP an incentive relating to such Company Securities ranging from 2.0% to 4.0% based on the price appreciation of such Company Securities, subject to certain conditions; (iii) the Investors have agreed to reimburse MAEVA CP for certain reasonable out-of-pocket expenses incurred by MAEVA CP in connection with Mr. Wilson seeking Board representation and the preparation, negotiation and execution of the Agreements; and (iv) MAEVA CP and each Investor have agreed to indemnify one another with respect to the completeness and accuracy of the information concerning it that is provided by it for the purposes of inclusion in the nomination letter and certain filings.

***

Transcript #1

Squawk Box

CNBC National

March 2, 2015 8-9AM

Becky Quick, Host: I know another CEO who you’ve met with here in Omaha is Mary Barra, that you bought a new Cadillac. She was instrumental, I think, in convincing you to buy that Cadillac. We had some questions that came in from Kyle Bass. Kyle Bass is an investor in General Motors. He’s been pushing for the company to buy back more shares and increase the dividend.

Warren Buffett, American Businessman and Investor: And put a fellow on the board.

Becky Quick, Host: And put a fellow on the board. That is Harry Wilson is one of the people that he’s been pushing for that. Harry Wilson was involved in GM with the resetting of GM and was involved in that process. But he points out that he thinks that it’s trading at a significant discount to intrinsic value. Would you be in favor of them buying some stock?

Warren Buffett, American Businessman and Investor: That’s not a big deal with me. I mean Mary’s only been in there a very short period of time. There’s a lot of things to do. Having had to go to the government to stay alive a few years ago, the auto business you can go through a lot of cash very fast and they’re also building their finance unit back up. If I were running it, would I be buying their stock? I don’t know whether I would or not but it doesn’t bother me at all that she’s not doing it. I think that she’s exactly the right person for the job. I’ve met her a couple times and she is very, very good and I just think the idea of trying to do something now that gets a little pop in the stock should not be on her agenda or the shareholders’ agenda. I think that the main thing to do is to build the strengths of General Motors which they had in the past and I think Mary is the right one to do it and I totally disagree with the idea of putting somebody on the board who has an option on some other peoples’ stock which is only good for two years. To have somebody sitting there in the board room who has a two-year horizon when they make money it goes to zero after that. It’s just not the way to run a business. Berkshire would not be where it is today if we’d had a bunch of directors over the years that had two-year time horizons on when they could make money off of the stock.

Becky Quick, Host: What do you think about corporate activism in general? Activist investors.

Warren Buffett, American Businessman and Investor: Well, I think sometimes it’s justified and sometimes it’s just way, way off the mark. I mean I think that Coca-Cola when David Winters who runs a fund that has underperformed by every measure from inception—five years, one year—and who draws a hundred and fifty basis point fee when you can go to Vanguard and do it for seventeen basis points and he complains about compensation not being commensurate with performance at Coke and then he has that kind of record himself, I think that he’s a fellow living in an all-glass house.

***

Transcript #2

Squawk Box

CNBC National

March 2, 2015 8-9AM

Becky Quick, Host: There are still some questions that are coming in, Warren. In fact, David Tepper wrote in a little bit ago and he has a couple of questions for you. Obviously, David Tepper the hedge fund manager. He says, ‘First of all, what does Buffett think about transparency of compensation plans, particularly in regard to how companies make capital allocation decisions?’ and then he wrote me another e-mail that says, ‘How does capital allocation relate to how much cash is on the balance sheet?’

Warren Buffett, American Businessman and Investor: That’s a pretty broad question. Transparency of compensation relative to capital allocation—the compensation figures that we publish are the ones that are required by the SEC and I think it’s a terrible mistake, just like in your business—I mean if everybody knew how much each anchor got paid, believe me it would tend to escalate payments. Is that good for the shareholders or not? So, I think publishing everybody’s earnings would be anti-shareholder in the end. It would satisfy a lot of curiosity and a lot of people would get very envious of those around them and I saw at Salomon when I ran it how envious people could get of others’ compensation. But I don’t see how it relates to capital allocation exactly. I don’t get that part of the question.

Becky Quick, Host: Alright, maybe David will write in if he’s got any additional thoughts on that. In the meantime, I also want to tell you Harry Wilson wrote in. We were talking about GM earlier. Harry Wilson has been proposed by a group of activist investors as a potential addition to the board of General Motors. We had some comments about it. He wrote in just to clarify some things and I do want to give him his say. It’s a long letter, I won’t read it all but he does say that the underlying rationale of his candidacy is to do exactly what you said—to help General Motors build for the long term strengths it needs to become a world class company and thrive for many years to come. He points out he’s been a shareholder since 2011 and as he said, he expects to be a shareholder for many years to come. As he said to the company, he’s perfectly willing to ‘take all of my compensation in stock and have it locked up for an extended period of time. This is not by any means a two-year deal.’

Warren Buffett, American Businessman and Investor: Yeah. Well, maybe I’m wrong but my understanding was he was getting the profit on four percent of roughly thirty million shares owned by three hedge funds so that’s a one-point-two million share position. Where the money that was made in the next two years counted and nothing afterwards, so I don’t know the size of these other positions compared to that million-two or whatever it may be that he has an option on. I don’t think it’s wise to compensate any director based on what happens in the next two years and have them overwhelmingly focused on that which may or may not be the case. If Harry has a ton of stock himself that he’s going to put away for a long period of time, that’s one thing.

Becky Quick, Host: I don’t know the answer on that either but he does also write in right now and say that he does agree with you on Mary Barra, that he supports her as well. He’s a big supporter of her and thinks she’s doing a great job.

Warren Buffett, American Businessman and Investor: I think he’s dead right. I think he’s dead right. It’s not easy running General Motors and walking in now, in the last year, a whole lot of things on her plate. I mean it’s a worldwide organization and I believe in giving somebody like that a lot of slack. We do it with our own managers.

Becky Quick, Host: I’ll also point out—the emails are coming in fast and furious—David Faber just writing in saying you are exactly right. Four percent of thirty-one million shares at two in three years is what he’s talking about with that.

***

Transcript #3

Squawk on the Street

CNBC National

March 2, 2015 9-10AM

David Faber, Host: Thanks very much, Mary. We’re going to get back to Warren Buffett and some comments he made to Becky Quick involving something that I had reported on previously, of course. It’s an issue that I think is an interesting one. Perhaps it’s not gotten as much focus because I do wonder whether it will become something we see more of in potential activist situations that is namely a compensation structure for a nominee director that is different from the board of directors at the rest of the company but perhaps will be a way to actually nominate—and this is an argument that certainly will be made by those who are doing the nominating—directors who otherwise would not entertain taking a place on a public company board given all of the strictures associated with said board seat, not to mention the difficulty. And somebody who is of a talent level perhaps where they would focus a lot of their attention on that company and therefore deserve perhaps to become compensated at a high level. I refer here to GM which, interestingly as I said, was something that Becky asked Mr. Buffett about. Now it’s something I reported on previously which is a group of hedge funds that control—I think its thirty-one million shares that have Harry Wilson out front. The gentleman who of course, a restructuring expert who was also part of the team advising GM treasury sometime back who has been a long time shareholder in GM but would stand of course to either earn two percent or four percent depending on whether he actually is on the board of the appreciation in the shares owned by those hedge funds whom he would be their nominee. Now it’s unclear whether a proxy fight is really going to follow here and in fact it would seem that the structure of the agreement which he has to get permission to go beyond a million dollars to spend for a proxy fight which costs as much as twenty million given how much mailings cost. But that being said they may allow that to occur, they may continue to go ahead and its funny when I talk to some hedge funds, they are very much in favor of the idea of this whereas some institutions give it pause. Here’s what Mr. Buffett had to say.

Warren Buffett, American Businessman and Investor: I totally disagree with the idea of putting somebody on the board who has an option on some other peoples’ stock which is only good for two years. To have somebody sitting there in the board room who has a two-year horizon when they make money it goes to zero after that. It’s just not the way to run a business. Berkshire would not be where it is today if we’d had a bunch of directors over the years that had two-year time horizons on when they could make money off of the stock.

David Faber, Host: Of course, many shareholders actually have less than two-year time horizons including large institutions as well. In this case, Mr. Wilson by the way, I have not had an opportunity to speak to him but he did respond to Becky and to me as well saying the whole underlying rationale of his candidacy is to do exactly what Mr. Buffett just said, to help General Motors build long-term strength. He points out of course the fact that he was involved in the restructuring in 2009 that gave GM a new lease on life. He says he’s been a shareholder since 2011 and he’s also gone on to say that he’s willing to take all of his compensation in stock and have it locked up for an extended period of time. I need to explore that a bit more in terms of what that means beyond obviously the two and three year provisions that would be a part of an arrangement were he elected to the board of directors with these shareholders. But I focused on this Jim because I think it’s interesting as an issue.

Jim Cramer, Correspondent: Oh definitely.

David Faber, Host: The incentive fee structure. We’ve seen it very rarely in terms of these activist fights. It does apply. Dow has a couple with Loeb. Hess removed it, Elliot removed from their directors when they won board seats at Hess but I do wonder whether it’s going to come around again because those in favor tell me, listen—we want the best qualified person. You try and get somebody for whatever a board is going to pay him who we think would be a great director to actually take that on.

Jim Cramer, Correspondent: Nelson Peltz—not of this ilk whatsoever. Tries to get the best people on. Nominated some great people, had some great people, and wants to be totally aligned with the board. Not necessarily aligned with Peltz although there is obviously great synergy when you have a Heinz CEO added to PepsiCo, he can be very, very helpful to Indra Nooyi which is the case with PepsiCo but that’s the opposite of General Motors, I think.

David Faber, Host: Yeah. And Buffett of course also very much getting behind Mary Barra as CEO.

***

Exhibit 1

COMMON STOCK OF GENERAL MOTORS COMPANY

The following sets forth the names and the number of shares of common stock, par value $0.01 per share (the “Common Stock”), of General Motors Company (the “Company”) beneficially owned or which may be deemed to be beneficially owned by the below parties, as of February 26, 2015.

Name	Number of Shares of Common Stock of the Company Beneficially Owned	Percent of Common Stock of the Company(1)
MAEVA Capital Partners LLC (“MAEVA CP”)(2)	37,821,021	2.3%
Harry J. Wilson(3)	37,851,089.9049	2.4%
Appaloosa Investment Limited Partnership I (“AILP”)(4)	5,009,196	0.3%
Palomino Fund Ltd. (“PFL”)(5)	6,817,577	0.4%
Thoroughbred Fund L.P. (“TFLP”)(6)	1,385,063	0.1%
Thoroughbred Master Ltd. (“TML”)(7)	1,408,810	0.1%
Appaloosa Management L.P. (“AMLP”)(8)	14,620,646	0.9%
Appaloosa Partners Inc.(9)	14,620,646	0.9%
David A. Tepper(10)	14,620,646	0.9%
Hayman Capital Master Fund, L.P. (“HCMF”)(11)	4,755,742	0.3%
Hayman Dialogo LLC (“HDL”)	125,967	<0.1%
Hayman Capital Management, L.P. (“HCM”)(12)	4,881,709	0.3%
Hayman Investments, L.L.C.(13)	4,881,709	0.3%
J. Kyle Bass(14)	4,881,709	0.3%
HG Vora Special Opportunities Master Fund, Ltd. (“HGVMF”)(15)	5,900,000	0.4%
HG Vora Capital Management, LLC (“HGVCM”)(16)	5,900,000	0.4%
Parag Vora(17)	5,900,000	0.4%
Taconic Master Fund 1.5 L.P. (“TMF 1.5”)(18)	617,621	<0.1%
Taconic Opportunity Master Fund L.P. (“TOMF”)(19)	9,876,045	0.6%
Taconic Capital Partners LLC(20)	617,621	<0.1%
Taconic Associates LLC(21)	9,876,045	0.6%
Taconic Capital Advisors L.P. (“TCA”)(22)	12,553,666	0.8%
Taconic Capital Advisors UK LLP(23)	10,493,666	0.7%
Taconic Capital Advisors (Hong Kong) Limited(24)	10,493,666	0.7%

Frank P. Brosens(25)	12,553,666	0.8%
Taconic Overdrive Fund L.P. (“TOF”)(26)	2,060,000	0.1%
Taconic Sidecar GP LLC(27)	2,060,000	0.1%
EnTrust Partners LLC(28)	2,060,000	0.1%
EnTrust Partners Offshore LP(29)	2,060,000	0.1%

(1)	All percentages are based on the 1,610,365,961 shares of Common Stock of the Company outstanding as of January 28, 2015, as reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	Includes (i) 5,009,196 shares of Common Stock of the Company beneficially owned by AILP; (ii) 6,817,577 shares of Common Stock of the Company beneficially owned by PFL; (iii) 1,385,063 shares of Common Stock of the Company beneficially owned by TFLP; (iv) 1,408,810 shares of Common Stock of the Company beneficially owned by TML; (v) 4,755,742 shares of Common Stock of the Company beneficially owned by HCMF; (vi) 125,967 shares of Common Stock of the Company beneficially owned by HDL; (vii) 5,900,000 shares of Common Stock of the Company beneficially owned by HGVMF; (viii) 617,621 shares of Common Stock of the Company beneficially owned by TMF 1.5; (ix) 9,876,045 shares of Common Stock of the Company beneficially owned by TOMF; and (x) 2,060,000 shares of Common Stock of the Company beneficially owned by TOF. Based on the terms of an agreement entered into between MAEVA CP and AMLP dated as of February 9, 2015, MAEVA CP may be deemed to beneficially own any shares of Common Stock of the Company held by AILP, PFL, TFLP and TML. Based on the terms of an agreement entered into between MAEVA CP and HCM dated as of February 9, 2015, MAEVA CP may be deemed to beneficially own any shares of Common Stock of the Company held by HCMF. Based on the terms of an agreement entered into between MAEVA CP and HGVCM dated as of February 9, 2015, MAEVA CP may be deemed to beneficially own any shares of Common Stock of the Company held by HGVMF. Based on the terms of an agreement entered into between MAEVA CP and TCA dated as of February 9, 2015, MAEVA CP may be deemed to beneficially own any shares of Common Stock of the Company held by TOMF, TMF 1.5 and TOF.
(3)	Includes 30,068.9049 shares of Common Stock of the Company beneficially owned by Harry J. Wilson. As the Managing Member of MAEVA CP, Harry J. Wilson may be deemed to beneficially own any shares of Common Stock beneficially owned by MAEVA CP.
(4)	Includes 96,734 shares of Common Stock of the Company which underlie or are issuable upon the exercise of derivative interests held by AILP (as more fully described below).
(5)	Includes 141,396 shares of Common Stock of the Company which underlie or are issuable upon the exercise of derivative interests held by PFL (as more fully described below).
(6)	Includes 69,408 shares of Common Stock of the Company which underlie or are issuable upon the exercise of derivative interests held by TFLP (as more fully described below).
(7)	Includes 72,484 shares of Common Stock of the Company which underlie or are issuable upon the exercise of derivative interests held by TML (as more fully described below).

(8)	As investment advisor to AILP, PFL, TFLP and TML and general partner of AILP and TFLP, AMLP may be deemed to beneficially own any shares of Common Stock of the Company held by AILP, PFL, TFLP and TML.
(9)	As general partner of AMLP, Appaloosa Partners Inc. may be deemed to beneficially own any shares of Common Stock of the Company held by AILP, PFL, TFLP and TML.
(10)	As the sole stockholder and President of Appaloosa Partners Inc., David A. Tepper may be deemed to beneficially own any shares of Common Stock of the Company held by AILP, PFL, TFLP and TML.
(11)	Includes 4,755,742 shares of Common Stock of the Company which underlie or are issuable upon the exercise of derivative interests held by HCMF (as more fully described below).
(12)	As the investment advisor to HCMF and the investment advisor and managing member of HDL, HCM may be deemed to beneficially own any shares of Common Stock of the Company held by HCMF and HDL.
(13)	As the general partner of HCM, Hayman Investments, L.L.C. may be deemed to beneficially own any shares of Common Stock of the Company held by HCMF and HDL.
(14)	As the managing member of Hayman Investments, L.L.C., J. Kyle Bass may be deemed to beneficially own any shares of the Company held by Hayman Investments, L.L.C. Mr. Bass disclaims beneficial ownership of the securities held by HCMF, HDL or other trading accounts directly or indirectly managed by them, except to the extent of their pecuniary interest therein.
(15)	Includes 5,900,000 shares of Common Stock of the Company which underlie or are issuable upon the exercise of derivative interests held by HGVMF (as more fully described below).
(16)	As investment advisor to HGVMF, HGVCM may be deemed to beneficially own any shares of Common Stock of the Company held by HGVMF.
(17)	As the managing member of HGVCM, Parag Vora may be deemed to beneficially own any shares of Common Stock of the Company held by HGVMF.
(18)	Includes 615,888 shares of Common Stock of the Company which underlie or are issuable upon the exercise of derivative interests held by TMF 1.5 (as more fully described below).
(19)	Includes 3,563,324 shares of Common Stock of the Company which underlie or are issuable upon the exercise of derivative interests held by TOMF (as more fully described below).
(20)	As general partner of TMF 1.5, Taconic Capital Partners LLC may be deemed to beneficially own any shares of Common Stock of the Company held by TMF 1.5.
(21)	As general partner of TOMF, Taconic Associates LLC may be deemed to beneficially own any shares of Common Stock of the Company held by TOMF.
(22)	As investment manager to TMF 1.5, TOMF and TOF, TCA may be deemed to beneficially own any shares of Common Stock of the Company held by TMF 1.5, TOMF or TOF.
(23)	As subadvisor to TMF 1.5 and TOMF, Taconic Capital Advisors UK LLP may be deemed to beneficially own any shares of Common Stock of the Company held by TMF 1.5 or TOMF.
(24)	As subadvisor to TMF 1.5 and TOMF, Taconic Capital Advisors (Hong Kong) Limited may be deemed to beneficially own any shares of Common Stock of the Company held by TMF 1.5 or TOMF.

(25)	As principal of TCA, Frank P. Brosens may be deemed to beneficially own any shares of Common Stock of the Company held by TMF 1.5, TOMF or TOF.
(26)	Includes 135,000 shares of Common Stock of the Company which underlie or are issuable upon the exercise of derivative interests held by TOF (as more fully described below).
(27)	As the general partner of TOF, Taconic Sidecar GP LLC may be deemed to beneficially own any shares of Common Stock of the Company held by TOF.
(28)	As the general partner and/or investment manager of investment vehicles that invest in TOF, EnTrust Partners LLC may be deemed to beneficially own any shares of Common Stock of the Company held by TOF.
(29)	As the investment manager of investment vehicles that invest in TOF, EnTrust Partners Offshore LP may be deemed to beneficially own any shares of Common Stock of the Company held by TOF.

DERIVATIVE INTERESTS IN COMMON STOCK OF GENERAL MOTORS COMPANY

The following tables set forth information with respect to derivative interests respecting shares of Common Stock of the Company, as of February 26, 2015.

Name	Type of Derivative Interest(1)	Underlying Number of Shares of Common Stock of the Company	Exercise Price/ Reference Price(2)	Exercise Date/ Termination Date
Appaloosa Investment Limited Partnership I	2016 Warrant	48,367	$10.00	July 10, 2016
Appaloosa Investment Limited Partnership I	2019 Warrant	48,367	$18.33	July 10, 2019
Palomino Fund Ltd.	2016 Warrant	70,698	$10.00	July 10, 2016
Palomino Fund Ltd.	2019 Warrant	70,698	$18.33	July 10, 2019
Thoroughbred Fund L.P.	2016 Warrant	34,704	$10.00	July 10, 2016
Thoroughbred Fund L.P.	2019 Warrant	34,704	$18.33	July 10, 2019
Thoroughbred Master Ltd.	2016 Warrant	36,242	$10.00	July 10, 2016
Thoroughbred Master Ltd.	2019 Warrant	36,242	$18.33	July 10, 2019
Hayman Capital Master Fund, L.P.	Total Return Swap	1,667,242	$30.37	October 26, 2015
Hayman Capital Master Fund, L.P.	Total Return Swap	1,900,000	$31.27	October 27, 2015
Hayman Capital Master Fund, L.P.	Total Return Swap	722,500	$30.85	October 27, 2015
Hayman Capital Master Fund, L.P.	Total Return Swap	466,000	$31.47	October 27, 2015

HG Vora Special Opportunities Master Fund, Ltd.	Call Option	1,400,000	$37.00	March 20, 2015
HG Vora Special Opportunities Master Fund, Ltd.	Call Option	1,500,000	$38.00	March 20, 2015
HG Vora Special Opportunities Master Fund, Ltd.	Call Option	1,250,000	$40.00	January 15, 2016
HG Vora Special Opportunities Master Fund, Ltd.	Call Option	500,000	$42.00	January 15, 2016
HG Vora Special Opportunities Master Fund, Ltd.	Call Option	500,000	$40.00	January 20, 2017
HG Vora Special Opportunities Master Fund, Ltd.	2015 Warrant	750,000	$42.31	December 31, 2015
Taconic Master Fund 1.5 L.P.	Call Option	516,000	$37.00	June 15, 2015
Taconic Master Fund 1.5 L.P.	2016 Warrant	1,575	$10.00	July 10, 2016
Taconic Master Fund 1.5 L.P.	2019 Warrant	58,313	$18.33	July 10, 2019
Taconic Master Fund 1.5 L.P.	Total Return Swap	40,000	$37.19
Taconic Opportunity Master Fund L.P.	Call Option	2,064,000	$37.00	June 15, 2015
Taconic Opportunity Master Fund L.P.	2016 Warrant	11,564	$10.00	July 10, 2016
Taconic Opportunity Master Fund L.P.	2019 Warrant	727,760	$18.33	July 10, 2019
Taconic Opportunity Master Fund L.P.	Total Return Swap	200,000	$32.69
Taconic Opportunity Master Fund L.P.	Total Return Swap	25,000	$31.99
Taconic Opportunity Master Fund L.P.	Total Return Swap	25,000	$32.32
Taconic Opportunity Master Fund L.P.	Total Return Swap	50,000	$31.63
Taconic Opportunity Master Fund L.P.	Total Return Swap	100,000	$31.20
Taconic Opportunity Master Fund L.P.	Total Return Swap	200,000	$30.70
Taconic Opportunity Master Fund L.P.	Total Return Swap	160,000	$37.19
Taconic Overdrive Fund L.P.	Total Return Swap	100,000	$37.81
Taconic Overdrive Fund L.P.	Total Return Swap	35,000	$37.85

(1)

With respect to each listed total return swap, HCMF, TMF 1.5, TOMF and TOF will receive an amount equal to any appreciation (including dividends and capital gains) in the underlying shares of Common Stock of the Company above the Reference Price and the counterparty will receive an amount equal to a fixed amount plus any depreciation in the underlying shares of Common Stock of the Company below the Reference Price. With respect to each listed total return swap held by TMF 1.5, TOMF and TOF, there is no stated expiration date, although as a matter of course, the counterparty typically inquires whether TMF 1.5, TOMF or TOF, as applicable, would like to continue the total return swap after every 12-month period.
(2)	With respect to the exercise price of warrants and options, the listed exercise price relates to each share of Common Stock underlying each warrant or option. With respect to the reference price of total return swaps, the listed reference price relates to each share of Common Stock underlying the total return swap.

DERIVATIVE INTERESTS IN OTHER SECURITIES OF GENERAL MOTORS COMPANY

The following tables set forth information with respect to derivative interests respecting other securities of the Company, as of February 26, 2015.

Name	Type of Derivative Interest	Reference Company	Notional Amount	Trading Price (bps)	Expiration Date
Taconic Master Fund 1.5 LP	Credit Default Swap	General Motors Company	1,500,000	245	March 20, 2018
Taconic Master Fund 1.5 LP	Credit Default Swap	General Motors Company	500,000	240	March 20, 2018
Taconic Master Fund 1.5 LP	Credit Default Swap	General Motors Company	1,000,000	245	March 20, 2018
Taconic Opportunity Master Fund LP	Credit Default Swap	General Motors Company	13,500,000	245	March 20, 2018
Taconic Opportunity Master Fund LP	Credit Default Swap	General Motors Company	4,500,000	240	March 20, 2018
Taconic Opportunity Master Fund LP	Credit Default Swap	General Motors Company	9,000,000	245	March 20, 2018